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Exhibit 4.2

EXECUTION COPY

SECURITY AND PLEDGE AGREEMENT
dated as of
September 28, 2006
among
MCLEODUSA INCORPORATED,
THE GUARANTORS PARTY HERETO
and
U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

SCHEDULES:
Schedule 1	Pledged Investment Property Owned by Original Lien Grantors
EXHIBITS:

Exhibit A	Security Agreement Supplement
Exhibit B	Copyright Security Agreement
Exhibit C	Patent Security Agreement
Exhibit D	Trademark Security Agreement
Exhibit E	Perfection Certificate
Exhibit F	Issuer Control Agreement
Exhibit G	Securities Account Control Agreement
Exhibit H	Deposit Account Control Agreement

i

SECURITY AND PLEDGE AGREEMENT

        This SECURITY AND PLEDGE AGREEMENT, dated as of September 28, 2006 (this "Agreement"), is made by and among MCLEODUSA INCORPORATED, a Delaware corporation (the "Company"), certain of the Company's Domestic Restricted Subsidiaries as identified on the signature pages hereto as "Other Original Lien Grantors" (together with the Company, the "Original Lien Grantors") and any Guarantor who may hereafter become a party hereto pursuant to Section 22 (together with the Original Lien Grantors, the "Lien Grantors"), and U.S. BANK NATIONAL ASSOCIATION ("US Bank"), as collateral agent (in such capacity, the "Collateral Agent") for the ratable benefit of the Secured Parties (as defined below).

        WHEREAS, the Company and the other Original Lien Grantors and US Bank, as Collateral Agent and as trustee (in such capacity, the "Trustee"), have entered into an Indenture, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the "Indenture"), pursuant to which (i) the Company is issuing $120,000,000 of its 10 1/2% Senior Second Secured Notes due 2011 (together with any additional notes that may be issued by the Company from time to time thereunder or exchanged therefor or for such additional notes, the "Notes"); (ii) the Original Lien Grantors (other than the Company) have guaranteed the payment by the Company of its Obligations under the Notes, the Indenture, the Security Documents and at such times as the Intercreditor Agreement may be in effect, the Intercreditor Agreement; and (iii) each Original Lien Grantor has agreed to become a party hereto to secure its Obligations under the Indenture, the Notes or its Guarantee, as the case may be, the Security Documents to which it is a party and at such times as the Intercreditor Agreement may be in effect, the Intercreditor Agreement; and

        WHEREAS, it is a condition precedent to the purchase by the initial Holder of the Notes that are to be issued by the Company that the Original Lien Grantors shall have executed and delivered this Agreement to the Collateral Agent, for the ratable benefit of itself, the Holders and the Trustee (collectively, the "Secured Parties"); and

        WHEREAS, the Original Lien Grantors are also entering into this Agreement to induce the Collateral Agent and the Trustee to serve in such respective capacities and enter into the Indenture, the Security Documents and at such times as the Intercreditor Agreement is to be in effect, the Intercreditor Agreement and to induce the Holders to purchase and/or hold the Notes.

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        SECTION 1. Definitions.

        (a)   Terms Defined in Indenture. Terms defined in the Indenture and not otherwise defined in subsection (b) or (c) of this Section have, as used herein, the respective meanings provided for therein.

        (b)   Terms Defined in UCC. As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC
Account	9-102
Authenticate	9-102
Certificated Security	8-102
Chattel Paper	9-102
Commodity Account	9-102
Commodity Customer	9-102
Deposit Account	9-102
Document	9-102
Entitlement Holder	8-102
Entitlement Order	8-102
Equipment	9-102
Financial Asset	8-102 and 103
General Intangibles	9-102
Instrument	9-102
Inventory	9-102
Investment Property	9-102
Record	9-102
Securities Account	8-501
Securities Intermediary	8-102
Security	8-102 and 103
Security Entitlement	8-102
Supporting Obligations	9-102
Uncertificated Security	8-102

        (c)   Additional Definitions. The following additional terms, as used herein, have the following meanings:

        "Agreement" has the meaning set forth in the preamble to this Agreement.

        "ATS Business" means the business operations of the Company and/or its Subsidiaries primarily used in providing voice services, Internet access and cable services through its Advanced Telecommunications Services division to residential and business customers in Cedar Rapids, Iowa and Marion, Iowa, and transactions related thereto

        "ATS Lockbox Account" means the account maintained and used by the Company exclusively as a lockbox account for its ATS Business.

        "Cash Collateral Account" has the meaning set forth in Section 10 of this Agreement.

        "Cash Distributions" means dividends, interest and other distributions and payments (including proceeds of liquidation, sale or other disposition) made or received in cash upon or with respect to any Collateral.

        "Collateral" means all property, whether now owned or hereafter acquired, on which a Lien is granted or purports to be granted to the Collateral Agent pursuant to the Security Documents. When used with respect to a specific Lien Grantor, the term "Collateral" means all its property on which such a Lien is granted or purports to be granted. For the avoidance of doubt, no Collateral shall consist of any "Excluded Collateral".

        "Collateral Accounts" means the Cash Collateral Accounts, the Controlled Deposit Accounts and the Controlled Securities Accounts.

        "Collateral Agent" has the meaning set forth in the preamble to this Agreement.

        "Company" has the meaning set forth in the preamble to this Agreement.

        "Control" has the following meanings:

          (a)   when used with respect to any Security or Security Entitlement, the meaning specified in UCC Section 8-106; and

          (b)   when used with respect to any Deposit Account, the meaning specified in UCC Section 9-104.

        "Control Agreement" means, when used with respect to (i) a Securities Account, a Securities Account Control Agreement and (ii) a Deposit Account, a Deposit Account Control Agreement.

        "Controlled Deposit Account" means a Deposit Account (i) that is subject to a Deposit Account Control Agreement or (ii) as to which the Collateral Agent is the Depositary Bank's "customer" (as defined in UCC Section 4-104).

        "Controlled Securities Account" means a Securities Account that (i) is maintained in the name of a Lien Grantor at an office of a Securities Intermediary located in the United States and (ii) together with all Financial Assets credited thereto and all related Security Entitlements, is subject to a Securities Account Control Agreement among such Lien Grantor, the Collateral Agent and such Securities Intermediary.

        "Copyright License" means any agreement now or hereafter in existence granting to any Lien Grantor, or pursuant to which any Lien Grantor grants to any other Person, any right to use, copy, reproduce, distribute, prepare derivative works, display or publish any records or other materials on which a Copyright is in existence or may come into existence, including any agreement identified in Schedule 1 to any Copyright Security Agreement, in each case, to the extent assignable by such Lien Grantor under applicable law without consent of the other parties thereunder.

        "Copyrights" means all the following: (i) all copyrights under the laws of the United States or any other country (whether or not the underlying works of authorship have been published), all registrations and recordings thereof, all copyrightable works of authorship (whether or not published), and all applications for copyrights under the laws of the United States or any other country, including registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Copyright Security Agreement, (ii) all renewals of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing, and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

        "Copyright Security Agreement" means a Copyright Security Agreement, substantially in the form of Exhibit B hereto, executed and delivered by a Lien Grantor in favor of the Collateral Agent for the benefit of the Secured Parties.

        "Deposit Account Control Agreement" means, with respect to any Deposit Account of any Lien Grantor, a Deposit Account Control Agreement, substantially in the form of Exhibit H hereto (with any changes that the Collateral Agent shall have approved, such approval not to be unreasonably withheld), among such Lien Grantor, the Collateral Agent and the relevant Depositary Bank (and if the Intercreditor Agreement is in effect, the First Lien Agent), (i) providing that such Depositary Bank will comply with instructions originated by at any time that the Intercreditor Agreement is (A) not in effect, the Collateral Agent and (B) in effect, the First Lien Agent directing disposition of the funds in such

Deposit Account without further consent by such Lien Grantor or any other Person and (ii) subordinating to the relevant Transaction Lien all claims of the Depositary Bank to such Deposit Account (except its right to deduct and setoff from such Deposit Account its normal operating charges, the amount of any overdrafts and uncollected funds previously credited, in each case, in respect of any Deposit Account of any Lien Grantor that is maintained with such Depositary Bank).

        "Depositary Bank" means a bank at which a Controlled Deposit Account is maintained.

        "Equity Interest" means (i) in the case of a corporation, any shares of its capital stock, (ii) in the case of a limited liability company, any membership interest therein, (iii) in the case of a partnership, any partnership interest (whether general or limited) therein, (iv) in the case of any other business entity, any participation or other interest in the equity or profits thereof, (v) any warrant, option or other right to acquire any Equity Interest described in this definition or (vi) any Security Entitlement in respect of any Equity Interest described in this definition.

        "Excluded Deposit Account" means any Deposit Account that only contains Excluded Collateral described in clause (vii) of the definition thereof.

        "First Lien Agent" has (so long as the Intercreditor Agreement is in effect) the meaning set forth in the Intercreditor Agreement.

        "First Priority Lenders" has (so long as the Intercreditor Agreement is in effect) the meaning set forth in the Intercreditor Agreement.

        "Indenture" has the meaning set forth in the first recital to this Agreement.

        "Indenture Documents" means the Indenture, the Notes, the Guarantees, the Registration Rights Agreement, the Security Documents and at such times as the Intercreditor Agreement may be in effect, the Intercreditor Agreement.

        "Intellectual Property Filing" means (i) with respect to any Patent, Patent License, Trademark or Trademark License, the filing of the applicable Patent Security Agreement or Trademark Security Agreement with the United States Patent and Trademark Office, together with an appropriately completed recordation form, and (ii) with respect to any Copyright or Copyright License, the filing of the applicable Copyright Security Agreement with the United States Copyright Office, together with an appropriately completed recordation form, in each case sufficient to record the Transaction Lien granted to the Collateral Agent in such Recordable Intellectual Property.

        "Intellectual Property Security Agreement" means, as the context may require, a Copyright Security Agreement, a Patent Security Agreement and/or a Trademark Security Agreement.

        "Issuer Control Agreement" means an Issuer Control Agreement, substantially in the form of Exhibit F hereto (with any changes that the Collateral Agent shall have approved, such approval not to be unreasonably withheld).

        "Lien Grantors" has the meaning set forth in the preamble to this Agreement.

        "LLC Interest" means a membership interest or similar interest in a limited liability company.

        "Notes" has the meaning set forth in the first recital to this Agreement.

        "Original Lien Grantors" has the meaning set forth in the preamble to this Agreement.

        "own" refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and "acquire" refers to the acquisition of any such rights.

        "Partnership Interest" means a partnership interest, whether general or limited.

        "Patent License" means any agreement now or hereafter in existence granting to any Lien Grantor, or pursuant to which any Lien Grantor grants to any other Person, any right with respect to any Patent or any invention now or hereafter in existence, whether patentable or not, whether a patent or application for patent is in existence on such invention or not, and whether a patent or application for patent on such invention may come into existence or not, including any agreement identified in Schedule 1 to any Patent Security Agreement, in each case, to the extent assignable by such Lien Grantor under applicable law without consent of the other parties thereunder.

        "Patents" means (i) all letters patent and design letters patent of the United States or any other country and all applications for letters patent or design letters patent of the United States or any other country, including applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Patent Security Agreement, (ii) all reissues, divisions, continuations, continuations in part, revisions and extensions of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

        "Patent Security Agreement" means a Patent Security Agreement, substantially in the form of Exhibit C hereto, executed and delivered by a Lien Grantor in favor of the Collateral Agent for the benefit of the Secured Parties.

        "Perfection Certificate" means, with respect to (i) any Original Lien Grantor, the perfection certificate delivered pursuant to the purchase agreement referred to in the "Plan of Distribution" section in the Offering Circular, dated as of September 19, 2006, that relates to the issuance of the Notes on the date hereof and (ii) any other Lien Grantor, a certificate, substantially in the form of Exhibit E hereto, completed and supplemented with the schedules contemplated thereby to the reasonable satisfaction of the Collateral Agent, and signed by an officer of such Lien Grantor.

        "Personal Property Collateral" means all property included in the Collateral except Real Property Collateral.

        "Pledged", when used in conjunction with any type of asset, means at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time. For example, "Pledged Equity Interest" means an Equity Interest that is included in the Collateral at such time, which for the avoidance of doubt shall not include any Equity Interests of any Subsidiary of the Company.

        "Proceeds" means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the relevant Lien Grantor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

        "Real Property Collateral" means all real property included in the Collateral, which for the avoidance of doubt shall not include any Excluded Collateral of the type described in clause (iii) of the definition thereof.

        "Recordable Intellectual Property" means (i) any Patent registered with the United States Patent and Trademark Office, and any Patent License with respect to a Patent so registered that is reasonably likely to be considered an assignment or transfer of such Patent, (ii) any Trademark registered with the United States Patent and Trademark Office, and any Trademark License with respect to a Trademark so registered that is reasonably likely to be considered an assignment or transfer of such Trademark, and (iii) any Copyright registered with the United States Copyright Office and any Copyright License with respect to a Copyright so registered (excluding licenses to standard off-the-shelf commercial software) that is reasonably likely to be considered an assignment or transfer of such Copyright, and all rights in or under any of the foregoing.

        "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

        "Secured Agreement", when used with respect to any Secured Obligation, refers collectively to each instrument, agreement or other document that sets forth obligations of a Lien Grantor and/or rights of the holder with respect to such Secured Obligation.

        "Secured Obligations" means, with respect to any Lien Grantor, all Obligations of such Lien Grantor under the Indenture Documents to which it is a party.

        "Secured Parties" has the meaning set forth in the second recital to this Agreement.

        "Securities Account Control Agreement" means, when used with respect to a Securities Account, a Securities Account Control Agreement, substantially in the form of Exhibit G hereto (with any changes that the Collateral Agent shall have approved, such approval not to be unreasonably withheld), among the relevant Securities Intermediary, the relevant Lien Grantor and the Collateral Agent (and if the Intercreditor Agreement is in effect, the First Lien Agent) to the effect that such Securities Intermediary will comply with Entitlement Orders originated by at any time that the Intercreditor Agreement is (A) not in effect, the Collateral Agent and (B) in effect, the First Lien Agent with respect to such Securities Account without further consent by the relevant Lien Grantor.

        "Security Agreement Supplement" means a Security Agreement Supplement, substantially in the form of Exhibit A hereto (with any changes that the Collateral Agent shall have approved, such approval not to be unreasonably withheld), signed and delivered to the Collateral Agent for the purpose of adding a Guarantor as a party hereto pursuant to Section 22 and/or adding additional property to the Collateral.

        "Security Documents" means this Agreement, the Security Agreement Supplements, the Deposit Account Control Agreements, the Issuer Control Agreements, the Securities Account Control Agreements, the Mortgages, the Intellectual Property Security Agreements and all other supplemental or additional security agreements, control agreements, mortgages or similar instruments delivered pursuant to the Indenture Documents pursuant to which a Lien is granted to the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations.

        "Trademark License" means any agreement now or hereafter in existence granting to any Lien Grantor, or pursuant to which any Lien Grantor grants to any other Person, any right to use any Trademark, including any agreement identified in Schedule 1 to any Trademark Security Agreement, in each case, to the extent assignable by such Lien Grantor under applicable law without consent of the other parties thereunder.

        "Trademarks" means: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, brand names, trade dress, package and other designs, and all other source or business identifiers, and all general intangibles of like nature, and the rights in any of the foregoing which arise under applicable law, (ii) the goodwill of the business symbolized thereby or associated with each of them, (iii) all registrations and applications in connection therewith, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Trademark Security

Agreement, (iv) all renewals of any of the foregoing, (v) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (vi) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

        "Trademark Security Agreement" means a Trademark Security Agreement, substantially in the form of Exhibit D hereto, executed and delivered by a Lien Grantor in favor of the Collateral Agent for the benefit of the Secured Parties.

        "Transaction Liens" means the Liens granted by the Lien Grantors under the Security Documents.

        "Trustee" has the meaning set forth in the first recital to this Agreement.

        "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

        "US Bank" has the meaning set forth in the preamble to this Agreement.

        (d)   Terms Generally. The definitions of terms herein (including those incorporated by reference to the UCC or to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement and (v) the word "property" shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

        SECTION 2. Grant of Transaction Liens.

        (a)   Each Lien Grantor, in order to secure its Secured Obligations, grants to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in all the following property of such Lien Grantor whether now owned or existing or hereafter acquired or arising and regardless of where located:

            (i)  all Accounts;

           (ii)  all Chattel Paper;

          (iii)  all Deposit Accounts;

          (iv)  all Documents;

           (v)  all Equipment;

          (vi)  all General Intangibles (including any Equity Interests in other Persons that do not constitute Investment Property);

         (vii)  all Instruments;

        (viii)  all Inventory;

          (ix)  all Investment Property;

           (x)  all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records);

          (xi)  such Lien Grantor's ownership interest in (A) its Collateral Accounts, (B) all Financial Assets credited to its Collateral Accounts from time to time and all Security Entitlements in respect thereof, (C) all cash held in its Collateral Accounts from time to time and (D) all other money in the possession of the Collateral Agent;

         (xii)  all other personal property and rights of every kind and description and interests therein not otherwise described above;

        (xiii)  all Proceeds of the Collateral described in the foregoing clauses (i) through (xii); and

        (xiv)  all Proceeds of any FCC license or similar license;

provided that the Collateral shall not include any Excluded Collateral. Each Lien Grantor shall use all reasonable efforts to obtain any consent relating to Excluded Collateral of the type described in clause (iv) of the definition thereof that is reasonably obtainable to the extent necessary to cause such Excluded Collateral to constitute Collateral.

        (b)   With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

        (c)   The Transaction Liens are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Lien Grantor with respect to any of the Collateral or any transaction in connection therewith.

        SECTION 3. General Representations and Warranties. Each Original Lien Grantor represents and warrants that:

        (a)   Such Lien Grantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

        (b)   Schedule 1 hereto lists, as of the Issue Date, (i) all Pledged Securities owned by such Lien Grantor and (ii) all Securities Accounts to which Financial Assets are credited in respect of which such Lien Grantor owns Security Entitlements. Such Lien Grantor owns no Commodity Account in respect of which such Lien Grantor is the Commodity Customer.

        (c)   Such Lien Grantor has, subject to Permitted Liens, good and marketable title to all its Collateral (subject to exceptions that are, in the aggregate, not material), free and clear of any Lien other than Permitted Liens.

        (d)   Such Lien Grantor has not performed any acts that would prevent the Collateral Agent from enforcing any of the provisions of the Security Documents or that would limit the Collateral Agent in any such enforcement. No financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral owned by such Lien Grantor is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a

Lien on such Collateral, except financing statements, mortgages or other similar or equivalent documents with respect to (i) Permitted Liens and (ii) Liens of lenders under the Company's credit facilities that are being terminated as of the Issue Date. After the Issue Date, no Collateral owned by such Lien Grantor will be in the possession or under the Control of any other Person having a claim thereto or security interest therein, other than a holder of a Permitted Lien.

        (e)   The Transaction Liens on all Personal Property Collateral owned by such Lien Grantor (i) have been validly created, (ii) will attach to each item of such Collateral on the Issue Date (or, if such Lien Grantor first obtains rights thereto on a later date, on such later date) and (iii) when so attached, will secure all the Secured Obligations of such Lien Grantor.

        (f)    Such Lien Grantor has delivered a Perfection Certificate to the Collateral Agent. The information set forth therein is correct and complete in all material respects as of the Issue Date with respect to the Original Lien Grantors.

        (g)   When UCC financing statements describing the Collateral as set forth in such Lien Grantor's Perfection Certificate have been filed in the offices specified in such Perfection Certificate, the Transaction Liens will constitute perfected security interests in the Personal Property Collateral owned by such Lien Grantor to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein except Permitted Liens. When, in addition to the filing of such UCC financing statements, the applicable Intellectual Property Filings have been made with respect to such Lien Grantor's Recordable Intellectual Property (including any future filings required pursuant to Section 4(a) and 7(a)), the Transaction Liens will constitute perfected security interests in all right, title and interest of such Lien Grantor in its Recordable Intellectual Property to the extent that security interests therein may be perfected by such filings, prior to all Liens and rights of others therein except Permitted Liens. Except for (i) the filing of such UCC financing statements, (ii) such Intellectual Property Filings (including any future filings required pursuant to Sections 4(a) and 7(a)), (iii) filings required to record or perfect Liens on any Collateral subject to certificate title statutes and (vi) the due recordation of the Mortgages, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of the Security Documents or is necessary for the validity or enforceability thereof or for the perfection or due recordation of the Transaction Liens or for the enforcement of the Transaction Liens.

        (h)   Such Lien Grantor has taken, and will continue to take, all actions necessary under the UCC to perfect its interest in any Accounts or Chattel Paper purchased or otherwise acquired by it, as against its assignors and creditors of its assignors.

        (i)    Such Lien Grantor's Collateral is insured as required by Section 4.05(b) ("Maintenance of Properties and Insurance") of the Indenture.

        SECTION 4. Further Assurances; General Covenants. Each Lien Grantor covenants as follows:

        (a)   Such Lien Grantor will, from time to time, at the Company's expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any Intellectual Property Filing and any filing of financing or continuation statements under the UCC) that from time to time may be necessary, or that the Collateral Agent may reasonably request, in order to:

            (i)  create, preserve, perfect, confirm or validate the Transaction Liens on such Lien Grantor's Collateral;

           (ii)  in the case of Pledged Deposit Accounts and Pledged Investment Property, cause the Collateral Agent to have Control thereof;

          (iii)  enable the Collateral Agent and the other Secured Parties to obtain the full benefits of the Security Documents; or

          (iv)  enable the Collateral Agent to exercise and enforce any of its rights, powers and remedies with respect to any of such Lien Grantor's Collateral.

Each Lien Grantor hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as are necessary or that the Collateral Agent may determine, in its sole discretion, are advisable to perfect the security interests granted to the Collateral Agent in connection herewith. Such financing statements may describe the collateral in the same manner as described in this Agreement or may contain an indication or description of collateral that describes such property in any other manner as is necessary or that the Collateral Agent may determine, in its sole discretion, is prudent to ensure the perfection of the security interest in the collateral granted to the Collateral Agent in connection herewith, including describing such property as "all assets whether now owned or hereafter acquired" or "all personal property whether now owned or hereafter acquired". Such Lien Grantor constitutes the Collateral Agent as its attorney-in-fact to execute and file all Intellectual Property Filings and other filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until all the Transaction Liens granted by such Lien Grantor terminate pursuant to Section 21. The Lien Grantors, jointly and severally, agree to pay the costs of, or incidental to, any Intellectual Property Filings and any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

        (b)   Such Lien Grantor will not (i) change its name or corporate structure or (ii) change its location (determined as provided in UCC Section 9-307), unless it shall, within 30 days following any such change, file or record such financing statements, amendments thereto or other instruments or documents or take such other action as may be necessary to maintain the validity, perfection and priority of the Transaction Liens and provide the Collateral Agent with evidence of such filing, recordation or action having been taken.

        (c)   If any of its Collateral is in the possession or control of a warehouseman, bailee or agent at any time, such Lien Grantor will (i) notify such warehouseman, bailee or agent of the relevant Transaction Liens, (ii) instruct such warehouseman, bailee or agent to hold all such Collateral for the Collateral Agent's account subject to the Collateral Agent's instructions (which shall permit such Collateral to be removed by such Lien Grantor in the ordinary course of business until the Collateral Agent notifies such warehouseman, bailee or agent that an Event of Default has occurred and is continuing), (iii) cause such warehouseman, bailee or agent to Authenticate a Record acknowledging that it holds possession of such Collateral for the Collateral Agent's benefit and (iv) make such Authenticated Record available to the Collateral Agent; provided, that this Section 4(c) shall not apply to (A) the transfer of Collateral to third parties in connection with sales on consignment so long as the sale of such Collateral is otherwise described in clause (e) to the proviso to clause (2) of the definition of the term "Asset Sale" or (B) Collateral having an aggregate fair market value not exceeding $100,000.

        (d)   Such Lien Grantor will not sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any of its Collateral; provided that such Lien Grantor may do any of the foregoing unless (i) doing so would violate a covenant in the Indenture or (ii) an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified such Lien Grantor that its right to do so is terminated, suspended or otherwise limited. Concurrently with any sale, lease or other disposition (except a sale or disposition to another Lien Grantor or a lease) permitted by the foregoing proviso, the Transaction Liens on the assets sold or disposed of (but not in any Proceeds arising from such sale or disposition) will cease immediately without any action by the Collateral Agent or any other Secured Party. The Collateral Agent will, at the Company's expense, execute and deliver to the relevant Lien Grantor such documents as such Lien Grantor shall reasonably request to evidence the fact that any asset so sold or disposed of is no longer subject to a Transaction Lien.

        (e)   Such Lien Grantor will comply with Section 4.05(b) ("Maintenance of Properties and Insurance") of the Indenture. All insurance referred to in such Section shall (A) name the Collateral Agent, for the ratable benefit of the Secured Parties, as loss payee (to the extent covering risk of loss or damage to tangible property) and as an additional insured as its interests may appear (to the extent covering any other risk), (ii) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Collateral Agent of written notice thereof and (iii) be reasonably satisfactory in all other respects to the Collateral Agent. On the Issue Date and at such times as may be requested by the Collateral Agent, the Company will furnish to the Collateral Agent information from a reputable insurance broker with respect to the insurance referred to in this clause (f).

        (f)    Such Lien Grantor will, promptly upon request, provide to the Collateral Agent all information and evidence concerning such Lien Grantor's Collateral that the Collateral Agent may reasonably request from time to time to enable it to enforce the provisions of the Security Documents.

        SECTION 5. Accounts. Each Lien Grantor represents, warrants and covenants as follows:

        (a)   Such Lien Grantor will use commercially reasonable efforts to cause to be collected from its account debtors, when due, all amounts owing under its Accounts (including delinquent Accounts with respect to which collection will be pursued in accordance with lawful collection procedures) and will apply all amounts collected thereon, forthwith upon receipt thereof, to the outstanding balances of such Accounts. Subject to the rights of the Collateral Agent and the other Secured Parties hereunder if an Event of Default shall have occurred and be continuing, such Lien Grantor may allow in the ordinary course of business as adjustments to amounts owing under its Accounts (i) any extension or renewal of the time or times for payment, or settlement for less than the total unpaid balance, that such Lien Grantor finds appropriate in accordance with sound business judgment and (ii) refunds or credits, all in the ordinary course of business and consistent with such Lien Grantor's historical collection practices. The costs and expenses (including attorney's fees) of collection, whether incurred by such Lien Grantor or the Collateral Agent, shall be paid by such Lien Grantor.

        (b)   If payments with respect to any of such Lien Grantor's Accounts are received in a lockbox or similar account, such Lien Grantor will (i) (A) at all times cause such account to be a Controlled Deposit Account and (B) cause the relevant Depositary Bank to subordinate to the relevant Transaction Lien all its claims to such account (except its right to deduct and setoff from such Controlled Deposit Account its normal operating charges, the amount of any overdrafts and uncollected funds previously credited, in each case, in respect of any Deposit Account of any Lien Grantor that is maintained with such Depositary Bank) or (ii) cause funds credited thereto to be swept therefrom to the extent necessary to comply with Section 9(d) (provided, however, that the applicable Lien Grantor shall not be required to sweep funds from the ATS Lockbox Account to a Controlled Deposit Account more frequently than twice per week). The Collateral Agent will instruct the relevant Depositary Bank to transfer funds credited to any such account, as promptly as practicable after receipt thereof, to a Controlled Deposit Account designated by such Lien Grantor; provided that, if an Event of Default shall have occurred and be continuing, the Collateral Agent may designate the Controlled Deposit Account to which such funds are transferred.

        (c)   If an Event of Default shall have occurred and be continuing, such Lien Grantor will, if requested to do so by the Collateral Agent, promptly notify (and such Lien Grantor authorizes the Collateral Agent so to notify) each account debtor in respect of any of its Accounts that such Accounts have been assigned to the Collateral Agent hereunder, and that any payments due or to become due in respect of such Accounts are to be made directly to the Collateral Agent or its designee

        (d)   No Lien Grantor shall deposit, or direct any other Person to deposit, any funds or other amounts into the ATS Lockbox Account other than payments received from, or made by, customers in respect of services provided by the ATS Business.

        SECTION 6. Equipment. Each Lien Grantor covenants that it will not permit any of its Pledged Equipment to become an accession to any personal property that is not included in the Collateral.

        SECTION 7. Recordable Intellectual Property. Each Lien Grantor covenants as follows:

        (a)   On the Issue Date (in the case of an Original Lien Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Lien Grantor), such Lien Grantor will sign and deliver to the Collateral Agent Intellectual Property Security Agreements with respect to all Recordable Intellectual Property then owned by it. Within 30 days after each March 31, June 30, September 30 and December 31 thereafter, it will sign and deliver to the Collateral Agent an appropriate Intellectual Property Security Agreement covering any Recordable Intellectual Property owned by it on such March 31, June 30, September 30 or December 31 that is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it. In each case, it will promptly make all Intellectual Property Filings necessary to record the Transaction Liens on such Recordable Intellectual Property.

        (b)   Such Lien Grantor will notify the Collateral Agent promptly if it knows that any application or registration relating to any Recordable Intellectual Property owned or licensed by it may become abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any adverse determination or development in, any proceeding in the United States Copyright Office, the United States Patent and Trademark Office or any court) regarding such Lien Grantor's ownership of such Recordable Intellectual Property, its right to register or patent the same, or its right to keep and maintain the same. If any of such Lien Grantor's rights to any Recordable Intellectual Property are infringed, misappropriated or diluted by a third party, such Lien Grantor will notify the Collateral Agent within 30 days after it learns thereof and will, unless such Lien Grantor shall reasonably determine that such action would be of negligible value, economic or otherwise, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as such Lien Grantor shall reasonably deem appropriate under the circumstances to protect such Recordable Intellectual Property.

        SECTION 8. Investment Property. Each Lien Grantor represents, warrants and covenants as follows:

        (a)   Certificated Securities. On the Issue Date (in the case of an Original Lien Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Lien Grantor), such Lien Grantor will deliver to the Collateral Agent as Collateral hereunder all certificates representing Pledged Certificated Securities then owned by such Lien Grantor. Thereafter, whenever such Lien Grantor acquires any other certificate representing a Pledged Certificated Security, such Lien Grantor will immediately deliver such certificate to the Collateral Agent as Collateral hereunder.

        (b)   Uncertificated Securities. On the Issue Date (in the case of an Original Lien Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Lien Grantor), such Lien Grantor will enter into, and use its commercially reasonable efforts to cause each issuer to enter into, an Issuer Control Agreement in respect of each Pledged Uncertificated Security then owned by such Lien Grantor and deliver such Issuer Control Agreement to the Collateral Agent (which shall enter into the same). Thereafter, whenever such Lien Grantor acquires any other Pledged Uncertificated Security, such Lien Grantor will enter into (and cause the relevant issuer to enter into) an Issuer Control Agreement in respect of such Pledged Uncertificated Security and deliver such Issuer Control Agreement to the Collateral Agent (which shall enter into the same).

        (c)   Security Entitlements. Within 30 days of the Issue Date (in the case of an Original Lien Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Lien Grantor), such Lien Grantor will, with respect to each Security Entitlement then owned by it, enter into (and cause the relevant Securities Intermediary to enter into) a Securities Account Control Agreement in respect of such Security Entitlement and the Securities Account to which the underlying Financial Asset is credited and will deliver such Securities Account Control Agreement to the Collateral Agent (which shall enter into the same). Thereafter, whenever such Lien Grantor acquires any other Security Entitlement, such Lien Grantor will, as promptly as practicable, cause the underlying Financial Asset to be credited to a Controlled Securities Account.

        (d)   Perfection as to Certificated Securities. When such Lien Grantor delivers the certificate representing any Pledged Certificated Security owned by it to the Collateral Agent and complies with Section 8(h) in connection with such delivery, (i) the Transaction Lien on such Pledged Certificated Security will be perfected, subject to no prior Liens or rights of others (other than, if the Intercreditor Agreement is in effect, Permitted Liens described in clause (16) or (17) of the definition thereof that secure any First Priority Claims and rights of the First Priority Lenders), (ii) the Collateral Agent will have Control of such Pledged Certificated Security and (iii) if the Intercreditor Agreement is (A) not in effect, the Collateral Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof and (B) in effect, the First Lien Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof for the benefit of the First Priority Lenders and the Collateral Agent for the benefit of the Secured Parties.

        (e)   Perfection as to Uncertificated Securities. When such Lien Grantor, the Collateral Agent and the issuer of any Pledged Uncertificated Security owned by such Lien Grantor enter into an Issuer Control Agreement with respect thereto, (i) the Transaction Lien on such Pledged Uncertificated Security will be perfected, subject to no prior Liens or rights of others (other than, if the Intercreditor Agreement is in effect, Permitted Liens described in clause (16) or (17) of the definition thereof that secure any First Priority Claims and rights of the First Priority Lenders), (ii) the Collateral Agent will have Control of such Pledged Uncertificated Security and (iii) if the Intercreditor Agreement is (A) not in effect, the Collateral Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof and (B) in effect, the First Lien Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof for the benefit of the First Priority Lenders and the Collateral Agent for the benefit of the Secured Parties.

        (f)    Perfection as to Security Entitlements. So long as the Financial Asset underlying any Security Entitlement owned by such Lien Grantor is credited to a Controlled Securities Account, (i) the Transaction Lien on such Security Entitlement will be perfected, subject to no prior Liens or rights of others (other than (A) Liens and rights of the relevant Securities Intermediary that are Permitted Liens and (B) if the Intercreditor Agreement is in effect, Permitted Liens described in clause (16) or (17) of the definition thereof that secure any First Priority Claims and rights of the First Priority Lenders), (ii) the Collateral Agent will have Control of such Security Entitlement and (iii) no action based on an adverse claim to such Security Entitlement or such Financial Asset, whether framed in conversion, replevin, constructive trust, equitable lien or other theory, may be asserted against the Collateral Agent or any other Secured Party (other than, if the Intercreditor Agreement is in effect, claims of the First Priority Lenders).

        (g)   Agreement as to Applicable Jurisdiction. In respect of all Security Entitlements owned by such Lien Grantor, and all Securities Accounts to which the related Financial Assets are credited, the

Securities Intermediary's jurisdiction (determined as provided in UCC Section 8-110(e)) will at all times be a jurisdiction in which Articles 8 and 9 of the Uniform Commercial Code is in effect.

        (h)   Delivery of Pledged Certificates. All Pledged Certificates, when delivered to the Collateral Agent, will be in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance reasonably satisfactory to the Collateral Agent.

        (i)    Communications. If requested by the Collateral Agent, each Lien Grantor will promptly give to the Collateral Agent copies of any material notices and other communications received by it with respect to (i) Pledged Securities registered in the name of such Lien Grantor or its nominee and (ii) Pledged Security Entitlements as to which such Lien Grantor is the Entitlement Holder.

        (j)    Compliance with Applicable Foreign Laws. If and so long as the Collateral includes (i) any Equity Interest in, or other Investment Property issued by, a legal entity organized under the laws of a jurisdiction outside the United States or (ii) any Security Entitlement in respect of a Financial Asset issued by such a foreign legal entity, the relevant Lien Grantor will take all such action as may be required under the laws of such foreign jurisdiction to ensure that the Transaction Lien on such Collateral ranks prior to all Liens and rights of others therein.

        SECTION 9. Controlled Deposit Accounts. Each Lien Grantor represents, warrants and covenants as follows:

        (a)   All cash owned by such Lien Grantor (other than cash in any Excluded Deposit Account and all cash and cash equivalents held in payroll, withholding tax and other fiduciary accounts in accordance with clause (d) below) will be deposited, upon or promptly after the receipt thereof, in one or more Controlled Deposit Accounts (provided, however, that the applicable Lien Grantor shall not be required to sweep funds from the ATS Lockbox Account to a Controlled Deposit Account no more frequently than twice per week). Each Controlled Deposit Account will be operated as provided in Section 11.

        (b)   In respect of each Controlled Deposit Account, the Depositary Bank's jurisdiction (determined as provided in UCC Section 9-304) will at all times be a jurisdiction in which Article 9 of the Uniform Commercial Code is in effect.

        (c)   So long as the Collateral Agent has Control of a Controlled Deposit Account, the Transaction Lien on such Controlled Deposit Account will be perfected, subject to no prior Liens or rights of others (other than (i) the applicable Depositary Bank's right to deduct and setoff from such Controlled Deposit Account its normal operating charges, the amount of any overdrafts and uncollected funds previously credited, in each case, in respect of any Deposit Account of any Lien Grantor that is maintained with such Depositary Bank and (ii) if the Intercreditor Agreement is in effect, Permitted Liens described in clause (16) or (17) of the definition thereof that secure any First Priority Claims and rights of the First Priority Lenders).

        (d)   No Lien Grantor will maintain funds in accounts other than the Collateral Accounts or the Excluded Deposit Accounts (other than (i) lockbox or similar accounts, Deposit Accounts or Securities Accounts the aggregate closing balance of which does not exceed $100,000 and (ii) the ATS Lockbox Account) except for the purposes specified in the next sentence. The Lien Grantors shall be permitted to transfer funds to payroll, withholding tax and other fiduciary accounts of the Lien Grantors solely to the extent required to cover immediate disbursement needs in respect to employee payroll incurred and paid in the ordinary course of business and in accordance with past practice, and, with respect to fiduciary and withholding tax accounts, solely to the extent necessary to meet legal requirements in respect of such payroll.

        SECTION 10. Cash Collateral Accounts. (a) If and when required for purposes hereof, the Collateral Agent will establish an account (its "Cash Collateral Account"), in the name and under the exclusive Control of the Collateral Agent, into which all amounts that are to be deposited therein pursuant to the Indenture Documents shall be deposited from time to time. Each Cash Collateral Account will be operated as provided in this Section and Section 11.

        (b)   The Collateral Agent shall deposit the following amounts, as and when received by it, in the Cash Collateral Account:

            (i)  each Cash Distribution required by Section 14 to be deposited therein; and

           (ii)  each amount realized or otherwise received by the Collateral Agent with respect to assets of any Lien Grantor upon any exercise of remedies pursuant to any Security Document or at such times as the Intercreditor Agreement may be in effect, the Intercreditor Agreement.

        (c)   The Collateral Agent shall maintain such records and/or establish such sub-accounts as shall be required to enable it to identify the amounts held in each Cash Collateral Account from time to time pursuant to each clause of subsection (b) of this Section, as applicable.

        (d)   Unless (x) an Event of Default shall have occurred and be continuing and the Holders of a majority of the principal amount of the Notes shall have instructed the Collateral Agent to stop withdrawing amounts from the Cash Collateral Accounts pursuant to this subsection or (y) all or any portion of the principal of or premium, if any, or accrued interest on the Notes shall have been accelerated pursuant to Section 6.02 ("Acceleration") of the Indenture, any Cash Distribution deposited pursuant to Section 14 shall, at the relevant Lien Grantor's request, (x) be withdrawn and applied to pay Secured Obligations that are then due and payable or (y) if no Event of Default has occurred and is continuing, be withdrawn and returned to such Lien Grantor.

        SECTION 11. Operation of Collateral Accounts. (a) All Cash Distributions received with respect to assets held in any Collateral Account shall be deposited therein promptly upon receipt thereof.

        (b)   Funds held in any Controlled Securities Account may, until withdrawn, be invested and reinvested in such Cash Equivalents as the relevant Lien Grantor shall request from time to time; provided that, if an Event of Default shall have occurred and be continuing, the Collateral Agent may select such Cash Equivalents; provided further, that the Collateral Agent shall not be liable or responsible for any loss resulting from any such investment or reinvestment in any Cash Equivalents selected by it except for losses caused by Collateral Agent's gross negligence or willful misconduct.

        (c)   Funds held in any Controlled Deposit Account or Cash Collateral Account may, until withdrawn, be invested and reinvested in such Cash Equivalents as the relevant Lien Grantor shall request from time to time; provided that if an Event of Default shall have occurred and be continuing, the Collateral Agent may select such Cash Equivalents; provided further, that the Collateral Agent shall not be liable or responsible for any loss resulting from any such investment or reinvestment in any Cash Equivalents selected by it except for losses caused by Collateral Agent's gross negligence or willful misconduct.

        (d)   With respect to each Collateral Account (except a Cash Collateral Account, as to which Section 10 applies), the Collateral Agent will instruct the relevant Securities Intermediary or Depositary Bank that the relevant Lien Grantor may withdraw, or direct the disposition of, funds held therein unless and until the Collateral Agent rescinds such instruction. The Collateral Agent will not rescind such instructions unless an Event of Default shall have occurred and be continuing. If an Event of Default no longer exists, the Collateral Agent will reinstate such Lien Grantor's rights.

        (e)   If an Event of Default shall have occurred and be continuing, the Collateral Agent may (i) retain, or instruct the relevant Securities Intermediary or Depositary Bank to retain, all cash and investments then held in any Collateral Account, (ii) liquidate, or instruct the relevant Securities Intermediary or Depositary Bank to liquidate, any or all investments held therein and/or (iii) withdraw any amounts held therein and apply such amounts as provided in Section 16.

        (f)    If immediately available cash on deposit in any Collateral Account is not sufficient to make any distribution or withdrawal to be made pursuant hereto, the Collateral Agent will cause to be liquidated, as promptly as practicable, such investments held in or credited to such Collateral Account as shall be required to obtain sufficient cash to make such distribution or withdrawal (provided, that the Collateral Agent shall not be liable or responsible for any loss resulting from any such liquidation except for losses caused by Collateral Agent's gross negligence or willful misconduct) and, notwithstanding any other provision hereof, such distribution or withdrawal shall not be made until such liquidation has taken place.

        SECTION 12. Transfer Of Record Ownership. At any time when an Event of Default shall have occurred and be continuing, the Collateral Agent may, subject to having obtained any required regulatory approvals, (and to the extent that action by it is required, the relevant Lien Grantor, if directed to do so by the Collateral Agent, will as promptly as practicable) cause each of the Pledged Securities (or any portion thereof specified in such direction) to be transferred of record into the name of the Collateral Agent or its nominee. Each Lien Grantor will take any and all actions reasonably requested by the Collateral Agent to facilitate compliance with this Section. If the provisions of this Section are implemented, Section 8(b) shall not thereafter apply to any Pledged Security that is registered in the name of the Collateral Agent or its nominee. The Collateral Agent will promptly give to the relevant Lien Grantor copies of any notices and other communications received by the Collateral Agent with respect to Pledged Securities registered in the name of the Collateral Agent or its nominee.

        SECTION 13. Right to Vote Securities. (a) Unless an Event of Default shall have occurred and be continuing, each Lien Grantor will have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to any Pledged Security owned by it and the Financial Asset underlying any Pledged Security Entitlement owned by it, and the Collateral Agent will, upon receiving a written request from such Lien Grantor, deliver to such Lien Grantor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any such Pledged Security that is registered in the name of the Collateral Agent or its nominee or any such Pledged Security Entitlement as to which the Collateral Agent or its nominee is the Entitlement Holder, in each case as shall be specified in such request and be in form and substance satisfactory to the Collateral Agent. Unless an Event of Default shall have occurred and be continuing, the Collateral Agent will have no right to take any action which the owner of a Pledged Partnership Interest or Pledged LLC Interest is entitled to take with respect thereto, except the right to receive payments and other distributions to the extent provided herein.

        (b)   If an Event of Default shall have occurred and be continuing, upon written notice from the Collateral Agent to the applicable Lien Grantor, the Collateral Agent will have the right to the extent permitted by law and subject to having obtained any required regulatory approvals (and, in the case of a Pledged Partnership Interest or Pledged LLC Interest, by the relevant partnership agreement, limited liability company agreement, operating agreement or other governing document) to vote, to give consents, ratifications and waivers and to take any other action with respect to the Pledged Investment Property, the other Pledged Equity Interests (if any) and the Financial Assets underlying the Pledged Security Entitlements, with the same force and effect as if the Collateral Agent were the absolute and sole owner thereof, and each Lien Grantor will take all such action as the Collateral Agent may reasonably request from time to time to give effect to such right.

        SECTION 14. Certain Cash Distributions. Cash Distributions with respect to assets held in a Collateral Account shall be deposited and held therein, or withdrawn therefrom, as provided in

Section 11. Cash Distributions with respect to any Pledged Equity Interest or Pledged Debt that is not held in a Collateral Account (whether held in the name of a Lien Grantor or in the name of the Collateral Agent or its nominee) shall be deposited, promptly upon receipt thereof, in a Controlled Deposit Account of the relevant Lien Grantor or in any other account described in Section 9(a) to the extent permitted by Section 9(a);provided that, if an Event of Default shall have occurred and be continuing, the Collateral Agent may deposit, or direct the recipient thereof to deposit, each such Cash Distribution in the relevant Lien Grantor's Cash Collateral Account.

        SECTION 15. Remedies upon Event of Default. (a) If an Event of Default shall have occurred and be continuing, the Collateral Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under the Security Documents or at such times as the Intercreditor Agreement may be in effect, the Intercreditor Agreement.

        (b)   Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Collateral Agent may exercise on behalf of the Secured Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Personal Property Collateral and, in addition, the Collateral Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, withdraw all cash held in the Collateral Accounts and apply such cash as provided in Section 16 and, if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, sell, lease, license or otherwise dispose of the Collateral or any part thereof. Notice of any such sale or other disposition shall be given to the relevant Lien Grantor(s) as required by Section 18. The foregoing provisions of this subsection shall apply to Real Property Collateral only to the extent permitted by applicable law and the provisions of any applicable Mortgage or other document.

        (c)   Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing:

            (i)  the Collateral Agent may license or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any Pledged intellectual property (including any Pledged Recordable Intellectual Property) throughout the world for such term or terms, on such conditions and in such manner as the Collateral Agent shall in its sole discretion determine; provided that such licenses or sublicenses do not conflict with any existing license of which the Collateral Agent shall have received a copy; provided further that, in the case of Trademarks, any such licenses or sublicenses shall include appropriate quality control provisions;

           (ii)  the Collateral Agent may (without assuming any obligation or liability thereunder), at any time and from time to time, in its sole and reasonable discretion, enforce (and shall have the exclusive right to enforce) against any licensee or sublicensee all rights and remedies of any Lien Grantor in, to and under any of its Pledged intellectual property and take or refrain from taking any action under any thereof, and each Lien Grantor releases the Collateral Agent and each other Secured Party from liability for, and agrees to hold the Collateral Agent and each other Secured Party free and harmless from and against any claims and expenses arising out of, any lawful action so taken or omitted to be taken with respect thereto, except for claims and expenses arising from the Collateral Agent's or such Secured Party's gross negligence or willful misconduct; and

          (iii)  upon request by the Collateral Agent (which shall not be construed as implying any limitation on its rights or powers), each Lien Grantor will execute and deliver to the Collateral Agent a power of attorney, in form and substance reasonably satisfactory to the Collateral Agent, for the implementation of any sale, lease, license or other disposition of any of such Lien Grantor's Pledged intellectual property or any action related thereto. In connection with any such disposition, but subject to any confidentiality restrictions imposed on such Lien Grantor in any license or similar agreement, such Lien Grantor will supply to the Collateral Agent its know-how and expertise relating to the relevant intellectual property or the products or services made or rendered in connection with such intellectual property, and its customer lists and other records relating to such intellectual property and to the distribution of said products or services.

        SECTION 16. Application of Proceeds. (a) If an Event of Default shall have occurred and be continuing, the Collateral Agent may apply (i) any cash held in the Collateral Accounts and (ii) the proceeds of any sale or other disposition of all or any part of the Collateral, in the order of priorities set forth in Section 6.09 ("Priorities") of the Indenture.

        (b)   In making the payments required by this Section, the Collateral Agent may rely upon information supplied to it pursuant to Section 20(c). All distributions made by the Collateral Agent pursuant to this Section shall be final (except in the event of manifest error) and the Collateral Agent shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.

        SECTION 17. Fees and Expenses. (a) The Lien Grantors will, jointly and severally, forthwith upon demand pay to the Collateral Agent:

            (i)  the amount of any taxes that the Collateral Agent may have been required to pay by reason of the Transaction Liens or to free any Collateral from any other Lien thereon;

           (ii)  the amount of any and all reasonable out-of-pocket expenses, including transfer taxes and reasonable fees and expenses of counsel and other experts, that the Collateral Agent may incur in connection with (x) the administration or enforcement of the Security Documents or at such times as the Intercreditor Agreement may be in effect, the Intercreditor Agreement, including such expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Collateral Agent of any of its rights or powers under the Security Documents or at such times as the Intercreditor Agreement may be in effect, the Intercreditor Agreement; and

          (iii)  the amount required to indemnify the Collateral Agent for, or hold it harmless and defend it against, any loss, liability or expense (including the reasonable fees and expenses of its counsel and any experts or sub-agents appointed by it hereunder) incurred or suffered by the Collateral Agent in connection with the Security Documents or at such times as the Intercreditor Agreement may be in effect, the Intercreditor Agreement, except to the extent that such loss, liability or expense arises from the Collateral Agent's gross negligence or willful misconduct or a breach of any duty that the Collateral Agent has under this Agreement (after giving effect to Sections 19 and 21).

Any such amount not paid to the Collateral Agent on demand will bear interest for each day thereafter until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Notes for such day.

        (b)   If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer of Collateral or other transaction provided for in the Security Documents, the Lien Grantors will, jointly and severally, pay such tax and provide any required tax stamps to the Collateral Agent or as otherwise required by law.

        SECTION 18. Authority to Administer Collateral. Each Lien Grantor irrevocably appoints the Collateral Agent its true and lawful attorney, with full power of substitution, in the name of such Lien Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the Company's expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of such Lien Grantor's Collateral:

        (a)   to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

        (b)   to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

        (c)   to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof, and

        (d)   to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

provided that, except in the case of Personal Property Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Agent will give the relevant Lien Grantor at least ten days' prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (i) contain the information specified in UCC Section 9-613, (ii) be Authenticated and (iii) be sent to the parties required to be notified pursuant to UCC Section 9-61l(c); provided further, that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

        SECTION 19. Limitation on Duty in Respect of Collateral. Beyond the exercise of reasonable care in the custody and preservation thereof, the Collateral Agent will have no duty as to any Collateral in its possession or Control or in the possession or Control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or Control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Collateral Agent in good faith, except to the extent that such liability arises from the Collateral Agent's gross negligence or willful misconduct.

        SECTION 20. General Provisions Concerning the Collateral Agent. (a) Generally. The provisions of Articles Seven ("Trustee") and Twelve ("Security") of the Indenture shall inure to the benefit of the Collateral Agent, and shall be binding upon all Lien Grantors and all Secured Parties, in connection with this Agreement, the other Security Documents and at such times as the Intercreditor Agreement may be in effect, the Intercreditor Agreement. Without limiting the generality of the foregoing, (i) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Security Documents, the Indenture or at such times as the Intercreditor Agreement may be in effect, the Intercreditor Agreement that the Collateral Agent is (subject to Section 7.02 ("Rights of Trustee") of the Indenture) required in writing to exercise by the Holders pursuant to Section 6.05 ("Control by Majority") or the last sentence of Section 12.09 ("Authorization of Actions to Be Taken by the Collateral Agent Under the Intercreditor Agreement and the Collateral Agreements") of the Indenture, and (iii) except as expressly set forth in the Indenture Documents, the Collateral Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Lien Grantor that is communicated to or obtained by the bank serving as Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Security Documents or at such times as the Intercreditor Agreement may be in effect, the Intercreditor Agreement. The Collateral Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Collateral Agent by the Company or a Secured Party.

        (b)   Sub-Agents and Related Parties. The Collateral Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Collateral Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 19 and this Section shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent.

        (c)   Information as to Secured Obligations and Actions by Secured Parties. For all purposes of the Security Documents or at such times as the Intercreditor Agreement may be in effect, the Intercreditor Agreement, including determining the amounts of the Secured Obligations or whether any action has been taken under any Secured Agreement, the Collateral Agent will be entitled to rely on information from (i) its own records for information as to the Secured Parties, their Secured Obligations and actions taken by them, (ii) any Secured Party for information as to its Secured Obligations and actions taken by it, to the extent that the Collateral Agent has not obtained such information from its own records, and (iii) the Company, to the extent that the Collateral Agent has not obtained information from the foregoing sources.

        (d)   Refusal to Act. The Collateral Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent, trustee or similar representative thereof that, in the Collateral Agent's opinion, (i) is contrary to law or the provisions of any Security Document or at such times as the Intercreditor Agreement may be in effect, the Intercreditor Agreement or (ii) may expose the Collateral Agent to liability (unless the Collateral Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction).

        SECTION 21. Termination Of Transaction Liens; Release Of Lien Grantors and Collateral. (a) The Transaction Liens granted by each Lien Grantor shall terminate as provided in Section 12.06 ("Release upon Satisfaction or Defeasance of all Outstanding Obligations") of the Indenture.

        (b)   At any time before the Transaction Liens granted by the Lien Grantors terminate, the Collateral Agent (i) shall release any Lien Grantor as provided in the last sentence of Section 5.02 ("Successor Corporation Substituted") or Section 10.02 ("Release of a Guarantor") of the Indenture or any Collateral as provided in Section 12.05 ("Specified Releases of Collateral") of the Indenture or if the Intercreditor Agreement is in effect, Section 5.1 ("Releases") of the Intercreditor Agreement or (ii) may, at the written request of the Company, release any Lien Grantor or any Collateral with the prior written consent of such Holders as are required to consent thereto under Section 9.02 ("With Consent of Holders") of the Indenture.

        (c)   Upon any termination of a Transaction Lien or release of any Lien Grantor or any Collateral, the Collateral Agent will, at the expense of the relevant Lien Grantor, execute and deliver to such Lien Grantor such documents as such Lien Grantor shall reasonably request to evidence the termination of such Transaction Lien or the release of such Lien Grantor or such Collateral, as the case may be.

        SECTION 22. Additional Lien Grantors. Any Guarantor may become a party hereto by signing and delivering to the Collateral Agent a Security Agreement Supplement, whereupon such Guarantor shall become a "Lien Grantor" as defined herein.

        SECTION 23. Notices. Each notice, request or other communication given to any party hereunder shall be given (i) in the case of any Lien Grantor, to such Lien Grantor in care of the Company and (ii) in the case of the Collateral Agent, to the Collateral Agent, in each case, in accordance with Section 11.02 ("Notices") of the Indenture.

        SECTION 24. No Implied Waivers; Remedies Not Exclusive. No failure by the Collateral Agent or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Security Document or at such times as the Intercreditor Agreement may be in effect, the Intercreditor Agreement shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent or any Secured Party of any right or remedy under any Indenture Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Indenture Documents are cumulative and are not exclusive of any other rights or remedies provided by law.

        SECTION 25. Successors and Assigns. This Agreement is for the benefit of the Collateral Agent, the other Secured Parties and their respective successors and assigns. This Agreement shall be binding on the Lien Grantors and their respective successors and assigns; provided that no Lien Grantor may assign any of its rights or obligations hereunder except to the extent made in connection with a transaction permitted under Section 5.01 ("Merger, Consolidation and Sale of Assets") or 10.04 ("Guarantors May Consolidate, etc., on Certain Terms") of the Indenture or with the consent of the requisite Holders pursuant to Section 9.02 ("With Consent of Holders") of the Indenture.

        SECTION 26. Amendments and Waivers. Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the Collateral Agent pursuant to Article Nine ("Amendments, Supplements and Waivers") of the Indenture. No such waiver, amendment or modification shall (i) be binding upon any Lien Grantor, except with its written consent, or (ii) affect the rights of a Secured Party (other than a Holder) hereunder more adversely than it affects the comparable rights of the Holders hereunder, without the consent of such Secured Party.

        SECTION 27. Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

        SECTION 28. Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY SECURITY DOCUMENT OR AT SUCH TIMES AS THE INTERCREDITOR AGREEMENT MAY BE IN EFFECT, THE INTERCREDITOR AGREEMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        SECTION 29. Severability. If any provision of any Security Document or at such times as the Intercreditor Agreement may be in effect, the Intercreditor Agreement is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Security Documents and at such times as the Intercreditor Agreement may be in effect, the Intercreditor Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent and the Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

        SECTION 30. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of any executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 31. Intercreditor Agreement. At any time that the Intercreditor Agreement shall be in effect,

        (a)   the Transaction Liens granted hereunder in favor of the Collateral Agent for the benefit of the Secured Parties in respect of the Collateral and the exercise of any right related thereto thereby shall be subject, in each case, to the terms of the Intercreditor Agreement;

        (b)   in the event of any direct conflict between the express terms and provisions of this Agreement and of the Intercreditor Agreement, the terms and provisions of the Intercreditor Agreement shall control; and

        (c)   notwithstanding anything to the contrary herein, any provision hereof that requires any Lien Grantor to (i) deliver any Collateral that consists of Pledged Collateral (as defined in the Intercreditor Agreement) to the Collateral Agent may be satisfied by the delivery of such Collateral by such Lien Grantor to the First Lien Agent for the benefit of the First Priority Lenders and the Collateral Agent in its capacity as the Second Lien Agent (as defined in the Intercreditor Agreement) for the benefit of the Second Priority Lenders (as defined in the Intercreditor Agreement) pursuant to Section 5.5 of the Intercreditor Agreement; or (ii) provide that the Collateral Agent have Control over such Collateral may be satisfied by causing the First Lien Agent to be provided with Control with respect to such Collateral of such Lien Grantor for the benefit of the First Priority Lenders and the Collateral Agent in its capacity as the Second Lien Agent for the benefit of the Second Priority Lenders pursuant to Section 5.5 of the Intercreditor Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY: MCLEODUSA INCORPORATED
By:	/s/ BERNARD L. ZUROFF
	Name:	Bernard L. Zuroff
	Title:	Group Vice President, General Counsel & Secretary
OTHER ORIGINAL LIEN GRANTORS: MCLEODUSA HOLDINGS, INC.
By:	/s/ BERNARD L. ZUROFF
	Name:	Bernard L. Zuroff
	Title:	Group Vice President, General Counsel & Secretary
MCLEODUSA INFORMATION SERVICES, INC.
By:	/s/ BERNARD L. ZUROFF
	Name:	Bernard L. Zuroff
	Title:	Group Vice President, General Counsel & Secretary
MCLEODUSA NETWORK SERVICES, INC.
By:	/s/ BERNARD L. ZUROFF
	Name:	Bernard L. Zuroff
	Title:	Group Vice President, General Counsel & Secretary
MCLEODUSA PURCHASING, L.L.C.
By:	/s/ BERNARD L. ZUROFF
	Name:	Bernard L. Zuroff
	Title:	Group Vice President, General Counsel & Secretary
COLLATERAL AGENT: U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent
By:	/s/ RICHARD PROKOSCH
	Name:	Richard Prokosch
	Title:	Vice President

SCHEDULE 1

PLEDGED INVESTMENT PROPERTY
OWNED BY ORIGINAL LIEN GRANTORS
(as of the Issue Date)

PART 1—Securities

Issuer	Jurisdiction of Organization	Owner of Securities	Amount Owned	Type of Security

PART 2—Securities Accounts

        The Original Lien Grantors own Security Entitlements with respect to Financial Assets credited to the following Securities Accounts:

Owner	Securities Intermediary	Account Number

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  Exhibit 4.2
  EXECUTION COPY
SECURITY AND PLEDGE AGREEMENT dated as of September 28, 2006 among MCLEODUSA INCORPORATED, THE GUARANTORS PARTY HERETO and U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent
TABLE OF CONTENTS
SECURITY AND PLEDGE AGREEMENT
  SCHEDULE 1
PLEDGED INVESTMENT PROPERTY OWNED BY ORIGINAL LIEN GRANTORS (as of the Issue Date)
PART 1—Securities
PART 2—Securities Accounts